Exhibit 10.1
WORTHINGTON INDUSTRIES, INC.
DEFERRED PROFIT SHARING PLAN AS AMENDED AND RESTATED
Effective as of January 1, 2000
(except where separately stated)

i

ii

iii

WORTHINGTON INDUSTRIES, INC.
DEFERRED PROFIT SHARING PLAN AS AMENDED AND RESTATED
          The Worthington Industries, Inc. Deferred Profit Sharing Plan (“Plan”) was adopted effective December 1, 1971, and has been amended and restated from time to time subsequent to such date. The Plan is amended and restated as follows, effective, except where separately stated, as of January 1, 2000 (the “Effective Date”). Notwithstanding the foregoing, to the extent than the Plan is required to be amended with the provisions of the laws commonly known as “GUST”, the effective date of any such provision shall be not later than the latest date as of which the provision can be effective and enable the Plan to comply with GUST.
          The Plan is by merger the successor to the Gerstenslager Company Deferred Profit Sharing Plan, and the provisions of the Plan required to be amended by the laws commonly known as “GUST” shall be deemed to amend the corresponding provisions of such plan or any other such plan that was previously merged into this Plan.
          Unless otherwise provided in the Plan to the contrary, the vested interest of a Participant who has terminated employment is determined by the provisions of the Plan in effect on the Participant’s date of termination of employment.
Section 1. Participants.
     1.1. Initial Participation. Each Eligible Employee of a Participating Employer, except an Eligible Employee who is classified as a Highly-Compensated Employee on the last day of the first period in which he completes a Year of Eligibility Service, shall be treated as an Active Participant for the purpose of being eligible to make 401(k) Contributions (“401(k) Participant”) on the first day of the month coincident with or next following the date on which he both (a) has attained the age of 18 years and has completed one Year of Eligibility Service; and (b) is an Eligible Employee. Each Eligible Employee of a Participating Employer who is classified as a Highly-Compensated Employee on the last day of the first period in which he completes a Year of Eligibility Service shall be treated as an Active Participant for the purpose of being eligible to make 401(k) Contributions (“401(k) Participant”) on the first Entry Date coincident with or next following the date on which he both (i) has attained the age of 18 years and has completed one Year of Eligibility Service; and (ii) is an Eligible Employee.
          Each Eligible Employee of a Participating Employer shall be treated as an Active Participant for the purpose of Section 8.1 (“Full Active Participant”) as of the Entry Date coincident with or next following the date on which he both (a) has attained the age of 18 years and has completed one Year of Eligibility Service; and (b) is an Eligible Employee.
          Notwithstanding the foregoing, an Eligible Employee who was a Participant on December 31, 1999 shall, subject to Section 1.3, remain a Participant in the Plan.

     1.2. Eligibility Service. To receive credit for one Year of Eligibility Service, the employee must complete at least 1,000 Hours of Service as an employee of the Employer during an Eligibility Computation Period.
     1.3. Termination of Participation. An employee who was an Active Participant shall cease to be an Active Participant on the date he retires, dies, becomes totally and permanently disabled, terminates his employment with the Employer or otherwise ceases to be an Eligible Employee.
     1.4. Rehires. A former employee who was previously an Active Participant and who is rehired by a Participating Employer as an Eligible Employee shall become an Active Participant (a) for the purpose of making 401(k) Contributions, on the first day of the month immediately following 30 days after he again performs an Hour of Service for an Employer as an Eligible Employee; and (b) for the purpose of being eligible to receive Regular Employer Contributions, as of the Entry Date following the date he again performs an Hour of Service for an Employer as an Eligible Employee.
Section 2. Employer Contribution; Funding Policy.
     2.1. Regular Employer Profit Sharing Contributions. Each Participating Employer, subject to the right to terminate or amend this Plan or its participation herein, will contribute and pay to the Trustee for the Trust a share of the net profits of such Participating Employer for each Fiscal Quarter of the Employer. The amount of such share of the profits of the Participating Employer to be paid to the Trustee for any quarter shall be set from time to time by the Participating Employer pursuant to an Adoption Agreement signed by the Participating Employer and filed with the Committee, which Adoption Agreement shall be considered part of the Plan. The Adoption Agreement and the amount to be contributed by the Employer may be terminated or amended by the Employer by signing and filing a new Adoption Agreement.
     Notwithstanding the foregoing, for any Plan Year for which the notification set forth in Section 9.4 is made, a Participating Employer shall make an additional contribution necessary to provide for the minimum allocation set forth in the last paragraph of Section 8.1.
     2.2. Additional Employer Contributions. A Participating Employer may make such additional contributions as the Employer may in its discretion determine.
     2.3. Allocation of Employer Contributions. Employer contributions made pursuant to Section 2.1 or 2.2 hereof shall be allocated as provided in Section 8 hereof and shall be referred to as Regular Employer Contributions.
     2.4. Vesting. All Regular Employer Contributions shall be credited to their Regular Employer Contribution Accounts and (as adjusted by fund increases or decreases pursuant to Section 8) shall be fully vested and nonforfeitable at all times.

Section 3. Section 401(k) Contributions.
     3.1. Electing 401(k) Contributions. Each 401(k) Participant shall be entitled to make or modify an Enrollment Designation. The Enrollment Designation shall be in such form as determined by the Committee and may provide for the reduction of (a) a designated amount of the base salary of the 401(k) Participant and/or (b) a designated amount of the cash profit sharing or executive bonus payments of the 401(k) Participant and a corresponding contribution to the Plan by the Employer as a 401(k) Contribution which will be allocated to the 401(k) Participant’s 401(k) Account. The amount of such reduction shall not exceed 15%, and the total amount of the reduction in the Compensation of the 401(k) Participant in any Plan Year may not exceed 15% of Compensation of the 401(k) Participant. The Committee may place reasonable restrictions on the designated percentage reduction of each base salary payment or each cash profit sharing or bonus payment to assure compliance with the overall 15% of Compensation limitation, and the Committee may also place more restrictive limits on the designated reduction percentages for Highly-Compensated Employees in order to comply with the limitations provided in Section 9.3 hereof.
     3.2. 401(k) Contributions. The Employer shall make 401(k) Contributions for each Participant who, in accordance with procedures established by the Committee, completes an Enrollment Designation, providing such contribution is made in accordance with Section 3.1.
     3.3. Timing of Enrollment Designations. A Participant may make or modify an Enrollment Designation (including an election with regard to profit sharing or bonus payments) at any time, and such Enrollment Designation will generally be effective as of the first day of the first payroll period after its completion and processing. A Participant may also terminate an Enrollment Designation at any time, and such designation will generally be effective as of the last day of the payroll period in which the designation was completed. The Committee may establish rules and regulations that provide for the receipt of such Enrollment Designation not later than the date or dates specified by the Committee in order for such election to be processed by the time period set forth in this Section 3.3.
     3.4. Vesting. All 401(k) Contributions contributed for the benefit of a Participant shall be credited to their 401(k) Accounts and (as adjusted by fund increases or decreases pursuant to Section 8) shall be fully vested and nonforfeitable at all times.
     3.5. USERRA. Effective as of December 12, 1994, a rehired Employee who becomes a Participant in the Plan pursuant to Section 1.4 and whose reemployment rights are protected by the Uniform Services Employment and Reemployment Rights Act shall be permitted to make retroactive 401(k) Contributions for his period of qualified military service in accordance with Code Section 414(u).
Section 4. Contributions by Participants.
     4.1. After-Tax Voluntary Contributions. No After-Tax Voluntary Contributions have been permitted nor shall they be permitted for any period after October 1, 1999. All After-Tax Voluntary Accounts shall continue to be maintained for Participants who made After-Tax

Voluntary Contributions prior to such time. Appendix A sets forth provisions of the Plan that relate to a Participant’s ability to make After-Tax Voluntary Contributions on and after January 1, 1997, and prior to October 1, 1999.
     4.2. Qualified Voluntary Contributions. No Qualified Voluntary Contributions have been permitted nor shall they be permitted for any period after December 31, 1986. All Qualified Voluntary Accounts shall continue to be maintained for Participants who made Qualified Voluntary Contributions prior to such time.
     4.3. Vesting. All amounts contributed by Participants and credited to their After-Tax Voluntary Account or Qualified Voluntary Account (as adjusted by fund increases or decreases pursuant to Section 8) shall be fully vested and nonforfeitable at all times.
Section 5. Flex Rollover Contributions.
     5.1. Flex Rollovers. As provided by the Worthington Industries Flexible Benefit Plan, a Participant shall have all or any portion of his annual benefit provided in such plan contributed by the Employer as a contribution for him under this Plan. All such Flex Rollover Contributions shall be made in accordance with the provisions of the Flexible Benefit Plan and shall be considered Flex Rollover Contributions under this Plan.
     5.2. Allocations and Vesting. All Flex Rollover Contributions shall be allocated to the Flex Rollover Account of the appropriate Participant and (as adjusted by the fund increases or decreases pursuant to Section 8) shall be fully vested and nonforfeitable at all times.
Section 6. Qualified Rollovers.
     6.1. Rollovers. Subject to the Committee’s reasonable determination that the Qualified Rollover Contribution meets the requirements of Section 402(c) of the Code, an Active Participant may contribute to this Plan, as a Qualified Rollover Contribution, a distribution from another qualified pension or profit sharing plan or a distribution from an individual retirement account, provided that the distribution from the Individual Retirement Account meets the requirements of Code Section 408(d)(3)(A)(ii). Amounts so rolled over will be credited to and maintained in the Participant’s Qualified Rollover Account. Amounts transferred directly from another qualified pension or profit sharing plan pursuant to Section 401(a)(31) of the Code will be treated hereunder as a Qualified Rollover Contribution. The effective date of such transfer shall be as mutually agreed upon by the Committee and the Active Participant. The funds to be transferred to this Plan and its Trust shall be in such form as the Committee may approve.
     6.2. Allocations and Vesting. Any funds transferred pursuant to this Section 6 shall be allocated to the Qualified Rollover Account of the applicable Participant, shall be referred to as Qualified Rollover Contributions and (as adjusted by increases or decreases in the fund pursuant to Section 8) shall be fully vested and nonforfeitable at all times.
     6.3. New Employees. An Eligible Employee who has not yet met the requirements necessary to commence 401(k) Contributions may make a Qualified Rollover Contribution. An

Eligible Employee who has made a Qualified Rollover Contribution will be treated as a Participant with respect to his Qualified Rollover Account.
Section 7. Participant’s Accounts.
     7.1. Accounts. The Committee shall maintain Accounts for each Participant to which the Regular Employer Contributions, 401(k) Contributions, After-Tax Voluntary Contributions, Qualified Voluntary Contributions, Flex Rollover Contributions and Qualified Rollover Contributions made by or for such Participant and such Participant’s share of the earnings and profits of the Trust shall be credited, and to which payments to such Participant and such Participant’s share of the losses and expenses of the Trust shall be charged. The Committee may also maintain other accounts for other purposes as it deems necessary. The Committee may keep such records as it may deem advisable.
     7.2. Funds. The Committee may arrange to divide the assets of the Trust into separate funds (with participation therein being evidenced by separate accounts) to make it possible for a Participant to direct the investment of his Account in a fund that has an investment objective that best suits his needs and objectives. Participants shall be given the opportunity to designate investments in particular funds. The objective of such funds, the names by which they will be identified and the rules with respect to participation in them, transfers between them and their operation shall be determined by the Committee.
     7.3. Adjusting Accounts. Appropriate allocations, adjustments, credits and charges to particular accounts shall be made. For example, the adjustments required by Section 8 shall be made for each of such funds and accounts, and a Participant whose account is transferred from one such fund to another shall have his account in one charged and his account in the other credited.
Section 8. Adjustment of Participant’s Accounts.
     8.1. Allocation of Regular Employer Contributions. Quarterly, as of March 31, June 30, September 30 and December 31, each Regular Employer Contribution for the Fiscal Quarter ending the prior month shall be allocated to the Regular Employer Contribution Account of each person (a “Qualified Participant”) who (a)(i) is an Active Participant; (ii) is a retired, disabled or deceased Participant but was an Active Participant at any time during such Fiscal Quarter; or (iii) is a former Participant but was an Active Participant on the last day of the Fiscal Quarter for which the contribution is made; (b) has completed one Year of Eligibility Service prior to the beginning of that Fiscal Quarter; and (c) completed at least 1,000 Hours of Service during the 12-month period ending on the last day of such Fiscal Quarter. Such contributions shall be allocated among Qualified Participants in the Employer Group, by dividing the total Employer contribution for the Employer Group by the total number of Unit Credits (as defined in the paragraph below) for all Qualified Participants in the Employer Group at the end of the applicable Fiscal Quarter in order to determine a dollar value per Unit Credit and multiplying each Qualified Participant’s Unit Credits for such Fiscal Quarter by the dollar value of a single Unit Credit.

          Each Qualified Participant shall receive one Unit Credit for each full $100.00 of Compensation for the previous calendar year, and one Unit Credit for each Continuous Year of Service.
          In addition, to the extent necessary, a minimum allocation equal to the difference between (a) the allocation of Regular Employer Contributions made for the benefit of a Full Active Participant for the Plan Year (determined by adding all contributions allocated as of the allocation dates set forth in the first paragraph of Section 8.1 during such Plan Year); and (b) 3% of such Full Active Participant’s Compensation for such portion of the Plan Year during which he was a Full Active Participant, shall be made for the benefit of each Full Active Participant who is entitled to make 401(k) Contributions during a Plan Year. To the extent such minimum allocation is required to be made, the allocation date for such contribution shall be the last day of the Plan Year and such contributions shall be made to the Plan by a Participating Employer not later than a reasonable time after such Plan Year end.
     8.2. Crediting of Other Contributions. After-Tax Voluntary Contributions, Qualified Rollover Contributions, Flex Rollover Contributions and Section 401(k) Contributions and Regular Employer Contributions made by or for the benefit of the Participant shall be credited to his respective Account as soon as administratively practicable after receipt by the Trustee.
     8.3. Valuation of Accounts and Adjustments. Each Participant’s Account shall be valued for earnings and losses as of each day the New York Stock Exchange is open for business. Each Participant’s Account will be adjusted for contributions, withdrawals, Plan expenses and other debits or credits in accordance with procedures established by the Committee.
Section 9. Limitations on Allocations.
     9.1. Limitations on Annual Additions.
          (a) Annual Additions to each Participant’s Account shall not exceed the lesser of (i) $30,000, as adjusted as provided under Section 415 of the Code; or (ii) 25% of the Participant’s compensation for the Limitation Year. For purposes of the preceding sentence, “100%” shall be substituted for 25% for Limitation Years beginning on and after January 1, 2002. For purposes of this section, “compensation” shall have the meaning as set forth in Treasury Regulation Section 1.415-2(d)(1)-(3) or one of the alternative definitions of compensation set forth in Treasury Regulation Section 1.415-2(d)(11)(i) or (ii), as selected by the Committee, and, for Limitation Years commencing on and after January 1, 1998, shall include “elective deferrals,” as such term is defined by Section 402(g)(3) of the Code, and amounts contributed or deferred at the election of the Participant by the Employer that are not includable in the gross income of such Participant by reason of Section 125, or Section 457 of the Code, or effective on and after January 1, 2001 — Section 132(f)(4) of the Code.
          (b) Effective for Limitation Years prior to the Limitation Year commencing on January 1, 2000, if a Participant is or was covered under a defined benefit plan and a defined contribution plan maintained by the Employer, the sum of the Participant’s defined benefit plan fraction and defined contribution plan fraction may not exceed 1.0 in any Limitation Year.

               The defined benefit plan fraction is a fraction, the numerator of which is the sum of the Participant’s projected annual benefits under all defined benefit plans (whether or not terminated) maintained by the Employer or an Affiliate, and the denominator of which is the lesser of (i) 1.25 times the dollar limitation of Code Section 415(b)(1)(A) in effect for the Limitation Year; or (ii) 1.4 times the Participant’s average compensation for the three consecutive years that produced the highest average.
               The defined contribution plan fraction is a fraction, the numerator of which is the sum of the Annual Additions to the Participant’s Accounts under all defined contribution plans maintained by the Employer (whether or not terminated) or an Affiliate for the current and all prior Limitation Years, and the denominator of which is the sum of the lesser of the following amounts determined for such year and for each prior year of service with the Employer: (i) 1.25 times the dollar limitation in effect under Code Section 415(c)(1)(A); or (ii) 1.4 times the amount which may be taken into account under Code Section 415(c)(1)(B).
               For all years prior to Limitation Years commencing on and after January 1, 2000 in which the Plan is “top heavy” as defined in Section 24, “1.0” shall be substituted for “1.25” in the preceding two paragraphs.
               If, in any Limitation Year, the sum of the defined benefit plan fraction and the defined contribution plan fraction exceeds 1.0, the rate of benefit accruals under the defined benefit plan will be reduced so that the sum of the fractions equal 1.0.
     9.2. Corrective Adjustments. If due to a reasonable error in estimating a Participant’s annual compensation or in determining the amount of 401(k) Contributions that may be made under the limits of Section 415 of the Code, an excess Annual Addition exists, such excess will be disposed of as follows:
          (a) At the discretion of the Committee, 401(k) Contributions and applicable earnings may be paid to the Participant to the extent necessary.
          (b) If an excess still exists, the excess amount will be used to reduce Regular Employer Contributions for such Participant in the next, and succeeding, Limitation Years. If the Participant was not covered by the Plan at the end of the Limitation Year, such excess will be held unallocated in a suspense account and applied to reduce Regular Employer Contributions for all remaining Participants in the next, and succeeding, Limitation Years prior to any contributions being made to the Plan for such year.
     9.3. Maximum Section 401(k) Contributions for Highly-Compensated Employees.
     This Section 9.3 shall be effective for Plan Years commencing on and after January 1, 1997.
          (a) A Participant’s 401(k) Contributions for any calendar year shall not exceed the maximum limit set forth in Section 402(g) of the Code. If a Participant’s 401(k) Contributions, combined with elective deferrals to other plans, exceed such limit, the Participant may assign to the Plan any portion of the excess (the “excess deferrals”) by notifying the

Committee in writing of such excess deferrals by March 31 of the following year. No notice is required for any excess deferrals that arise solely from 401(k) Contributions to this Plan and elective deferrals to other plans sponsored by the Employer and its Affiliates. Any excess deferrals, and income allocable to such excess deferrals, shall be distributed to the Participant no later than the April 15 of the following year. For this purpose, income allocable to the excess deferrals shall be income for the year during which the excess deferrals were made. Income shall be calculated under one of the methods set forth in Treasury Regulation 1.402(g)-1(e)(5)(ii) or (iii).
          (b) The deferral percentage for Highly-Compensated Employees under this Plan shall not exceed the greater of:
(i)	125% of such percentage for eligible Non-Highly-Compensated Employees for the current Plan Year; or

(ii)	the lesser of (A) 200% of such percentage for eligible Non-Highly-Compensated Employees for the current Plan Year; or (B) such percentage for eligible Non-Highly-Compensated Employees plus two percentage points for the current Plan Year.
          (c) For purposes of this section, the deferral percentage for the eligible Highly-Compensated Employees and eligible Non-Highly-Compensated Employees shall be the average of the ratios (calculated separately for each employee in such group) of (i) the sum of (A) the Section 401(k) Contributions paid under the Plan on behalf of each such employee plus (B) the Allocated Vested Employer Contributions (as determined under Section 9.5 hereof), allocated to the Accounts of such employee for such Plan Year to (ii) the employee’s Testing Compensation for the period during the Plan Year that the employee was a 401(k) Participant. For the purpose of this paragraph, “Testing Compensation” shall mean any reasonable definition of Compensation that satisfies the requirements of Code Section 414(s), applicable regulations thereunder and Treasury Regulation 1.401(k)-1(g)(2), including the amounts described in Section 414(s)(2).
          (d) When determining whether a plan satisfies the deferral percentage test, all 401(k) Contributions and fully vested contributions that are made under two or more plans that are aggregated for purposes of Code Section 401(a)(4) or 410(b), other than Code Section 410(b)(2)(A)(ii), are to be treated as made under a single plan. If two or more plans are permissively aggregated for purposes of Code Section 401(k), the aggregated plans must also satisfy Code Sections 401(a)(4) and 410(b) as though they were a single plan. The contribution ratio of a Highly-Compensated Employee will be determined (using all Plan Years ending with or within the same calendar year) by treating all plans subject to Code Section 401(k) under which the Highly-Compensated Employee is eligible as a single plan.
          (e) Any employee who is eligible for 401(k) Contributions under this Plan is an eligible Highly-Compensated or Non-Highly Compensated Employee for purposes of this section.

          (f) The Plan shall not be treated as failing to meet the requirements of this section for any Plan Year if, before the close of the following Plan Year (and if practical, to avoid certain excise taxes, before the close of the first 2 1/2 months of the following Plan Year), the amount of the excess contributions for such Plan Year and any income allocable to such contributions is distributed. For this purpose, income allocable to excess contributions shall include income for the Plan Year for which the excess contributions were made. Income will be calculated under one of the methods set forth in Treasury Regulation 1.401(k)-1(f)(4)(ii)(B) or (C).
          (g) Any distribution of the excess contributions for any Plan Year shall be made to Highly-Compensated Employees on the basis of the amount contributed by or on behalf of each Highly-Compensated Employee, beginning with the Highly-Compensated Employee with the highest dollar amount, and in accordance with Code Section 401(k)(8)(C) and applicable regulations thereunder, until the excess is distributed. For purposes of this section, the term “excess contributions” shall mean, with respect to any Plan Year, the excess of (i) the amount of the 401(k) Contributions made on behalf of Highly-Compensated Employees for such Plan Year over (ii) the maximum amount of contributions permitted under the deferral percentage limitations described above (determined by reducing deferrals made on behalf of Highly-Compensated Employees beginning with the Highly-Compensated Employee that has the highest of such percentages).
     9.4. Safe Harbor Election. The Company may elect, for any Plan Year commencing on and after January 1, 2000, that the Plan or a portion of the Plan will comply with the requirements set forth in Code Section 401(k)(12), IRS Notice 98-52, and Notice 2000-4 (and other succeeding guidance); and, as a result, all 401(k) Contributions made to the Plan by the Employer during the Plan Year will be deemed to have met the requirements of Section 9.3 of the Plan. Pursuant to Section 401(k)(3)(F) of the Code and Section 9 B 1 of Notice 98-52, the Plan may apply Section 410(b)(4) of the Code to the portion of the Plan that benefits only employees who satisfy the age and service conditions under the Plan that are lower than the greatest minimum age and service conditions permitted under Section 410(a) of the Code. If, in any Plan Year, the Company makes a safe harbor election:
          (a) Regular Employer Contributions set forth in Section 2 will be made in an amount that, for the Plan Year, will comply with the safe-harbor provisions set forth in Code Section 401(k)(12)(C) for the Plan Year, and such contributions shall be subject to the provisions of Code Section 401(k)(12)(E); and
          (b) the Employer will notify each of its Active Participants who are eligible to make 401(k) Contributions for the Plan Year, within a reasonable time prior to the beginning of each Plan Year (or for an individual who became a Participant after the beginning of the Plan Year, within a reasonable time prior to the date such individual became a Participant), of such Participants’ rights and obligations under the Plan. Such notice must be written in a manner calculated to be understood by the average Participant and will include a description of:
(i)	the amount of Regular Employer Contributions that will be made on behalf of the Participant;

(ii)	the type and amount of Compensation that may be deferred by a Participant;

(iii)	how to make an Enrollment Designation;

(iv)	the periods available for making Enrollment Designations;

(v)	the withdrawal and vesting provisions applicable to contributions under the Plan; and

(vi)	any other contributions that may be made under the Plan.
     9.5. Allocated Vested Employer Contribution. For purposes of this Section 9, Allocated Vested Employer Contributions shall mean all or any portion of the Regular Employer Contributions and/or the Flex Contributions, as determined by the Committee, to be applied for the applicable Plan Year in determining whether the tests set forth under Section 9.3 and Section 9.3A of Appendix A have been met.
     9.6. Lines of Business. The testing required under Section 9.3 and Section 9.3A of Appendix A shall be done on the basis of employees in each line of business of the Participating Employers as such “lines of business” are established for the applicable Plan Year by the Committee and shall not be done by aggregating all employees of all Employers unless otherwise determined by the Committee for such Plan Year.
     9.7. Special Testing Rule. If the Committee elects to apply Code Section 410(b)(4)(B) in determining whether the cash or deferred arrangement meets the requirements set forth in Code Section 410(b)(1), the Committee may exclude from consideration, in determining whether the arrangement meets the requirements of Section 9.4, all Eligible Employees (other than Highly-Compensated Employees) who have not met the minimum age and service requirements of Code Section 410(a)(1)(A). In such case, Section 9.3 shall apply to such excluded employees.
Section 10. Retirement Benefits.
     10.1. Retirement. Upon a Participant’s retirement from the employ of the Employer on or after either (a) his Normal Retirement Date; or (b) on the date his age and number of Continuous Years of Service equals 70, the Participant shall be entitled to receive the entire balance of his Account. Payment of such a balance shall be made as provided in Section 14 hereof.
     10.2. Work Beyond Normal Retirement Date. If an Active Participant continues to work beyond his Normal Retirement Date, he shall continue as an Active Participant in the Plan, provided that he continues to meet all the eligibility requirements.

Section 11. Death Benefits.
     11.1. Payment to Beneficiary. After the death of a Participant prior to his termination of employment from the Employer, his Beneficiary will be entitled to receive, upon application for benefits, the entire balance in his Account.
     11.2. Spouse as Beneficiary. The Beneficiary of a married Participant shall be his spouse unless (a) the Participant’s spouse has consented to the Participant’s designation of a different Beneficiary; (b) such designation has been made; and (c) the Beneficiary is then living. For the spouse’s consent to a Beneficiary designation to be valid, it must be (i) in writing identifying the effect of such Beneficiary designation; (ii) signed by both the Participant and his spouse; and (iii) witnessed by a notary public (or an appropriate representative of the Committee). The Participant’s spouse’s signature and consent is not required if the Participant establishes to the satisfaction of the Committee that there is no spouse or that the spouse cannot be located.
     11.3. Other Beneficiaries. Any Participant who is not married, and any married Participant who has filed a valid spouse’s consent, may designate by a writing filed with the Committee one or more persons to be his Beneficiary under the Plan. Contingent Beneficiaries may also be named. In the event the Participant has no surviving spouse and has not designated a Beneficiary, his estate shall be deemed to be his Beneficiary. If a Beneficiary dies after the Participant but prior to the receipt of his benefit under this Plan, the Beneficiary’s estate will receive the amount payable to the Beneficiary. No payment shall be made to any incompetent person (through minority or otherwise) until the Committee shall have been furnished evidence satisfactory to it of the person to whom such a payment shall be made and his right to receive the same. Until appropriate evidence is furnished, all amounts so payable shall be held for the person or persons entitled to receive them in a separate account. The Committee may, in its discretion, limit the number of Beneficiaries that may be designated by a Participant. Payments of such amount shall be made as provided in Section 14 hereof.
Section 12. Disability Benefits.
     12.1. If a Participant becomes so totally and permanently disabled as established by a licensed physician selected by the Committee, after application for benefits, that he is not able to perform his job or any job for the Employer for which he is reasonably suited as a result of his education, training and experience, such Participant shall be entitled to receive, as a disability benefit, the entire balance of his Account. This provision shall be consistently and uniformly applied in a nondiscriminatory manner. Payment of such amount shall be made as provided in Section 14 hereof.
Section 13. Termination of Employment.
     13.1. Distribution upon Termination. If a Participant leaves the employ of the Employer for any reason other than retirement, death or disability in accordance with Sections 10, 11 and 12 hereof, he shall be entitled to the entire balance of his Account. Notwithstanding the foregoing, an Active Participant who terminated his employment on or before February 28,

1995 shall be subject to the vesting schedule set forth in the Plan document in effect on the Active Participant’s date of termination of employment.
Section 14. Method of Payment.
     14.1. Payments on Account of Retirement, Death, Disability or Termination of Employment. At the time a Participant requests to receive any amount from the Plan because of his retirement, termination of employment, or disability, or at the time a Beneficiary requests to receive any amount because of the Participant’s death, the Trustee, acting in accordance with the written instructions of the Committee, shall make payment from the Trust to such individual or individuals in the form of a lump sum. A Participant or Beneficiary shall be eligible to receive a distribution pursuant to this section as soon as administratively practicable after the Participant or Beneficiary is eligible; except that if a contribution is still to be made for his benefit, the Committee may delay such payment until after the date on which such contribution is credited.
     14.2. Consent/Cash-Out Provisions. Subject to Section 14.4, no distributions from the Plan shall be made to a Participant who has not attained age 65 and whose Account is greater than $5,000 without the consent of such Participant.
          If the Account of an Inactive Participant or Beneficiary does not exceed $5,000 as of the date of distribution, such Account may be distributed, in accordance with uniform procedures established by the Committee, to such Inactive Participant or Beneficiary in the form of a lump sum as soon as is administratively practicable after the termination of employment of the Participant or Beneficiary without his consent.
          A Participant’s election to receive a distribution from the Plan pursuant to this Section 14 will not be valid unless (a) the Participant has received a general description of the material features and the relative values of the forms of benefits (hereinafter referred to as “description”) under the Plan; and (b) the Participant has been informed that he has the right to postpone any distribution until he has attained age 65. The Participant will be provided with such description not less than 30 days and not more than 90 days prior to the date his benefits are scheduled to commence, provided that a distribution may be made to the Participant prior to such 30-day period, provided the Participant has been informed that he has a right to a period of at least 30 days after receiving the description to consider the decision of whether to elect a distribution from this Plan and the Participant, after receiving such information, affirmatively elects a distribution prior to such 30-day period. This paragraph shall be effective for distributions occurring on and after January 1, 1997.
          If the Account of an Inactive Participant or Beneficiary does not exceed $5,000 as of the date of distribution, such Account may be distributed, in accordance with uniform procedures established by the Committee, to such Inactive Participant or Beneficiary in the form of a lump sum as soon as is administratively practicable after the termination of employment of the Participant or Beneficiary without his consent.

          Effective on and after January 1, 1997 and prior to January 1, 2000, $3,500 shall be substituted for $5,000 above, and such dollar amount shall be measured at the time the Participant or Beneficiary is currently, or previously was, eligible for a distribution from the Plan.
     14.3. Rights of Inactive Participants. For so long as an Inactive Participant’s Account remains as an asset of the Plan, he shall be permitted to exercise in respect to his Account all of the investment alternatives afforded by the Plan, change his Beneficiary designations and receive copies of any and all notifications, announcements government filings or Plan amendments which are distributed or required to be distributed to him.
     14.4. Latest Payment Dates.
          (a) Subject to paragraph (b) below, unless the Participant elects otherwise, the payment of the Participant’s Account will begin not later than 60 days after the end of the Plan Year in which the latest of the following occurs: (i) the Participant attains his Normal Retirement Age; (ii) the tenth anniversary of the year in which the Participant commenced participation in the Plan; or (iii) the Participant terminates service with the Employer; provided however, that if the amount of the distribution required to commence on the date determined under this section cannot be ascertained by such date, or if it is not possible to make such payment on such date because the Committee has been unable to locate the Participant or his Beneficiary after making reasonable efforts to do so, a payment retroactive to such date may be made not later than 60 days after the earliest date on which the amount of such payment can be ascertained or the date on which the Participant or Beneficiary is located.
          (b) In no event will the Account of a Participant be distributed, or commence to be distributed, later than a Participant’s required beginning date. The “required beginning date” will mean, for a Participant who is not a 5% Owner, the April 1 of the calendar year following the later of: (i) the calendar year in which the Participant attains age 70 1/2; or (ii) the calendar year in which the Participant retires. The required beginning date of a Participant who is a 5% Owner will be the April 1 of the calendar year following the calendar year in which the Participant attains age 70 1/2. Distributions will continue to be made by each December 31 following the Participant’s required beginning date as required by Code Section 401(a)(9) and applicable regulations thereunder. Distributions that commence pursuant to this paragraph (b) to a Participant who is a 5% Owner will be paid to such Participant in the form of a lump sum consisting of the Participant’s entire Account as of the applicable valuation date. Distributions that commence pursuant to this paragraph (b) to a Participant who is not a 5% Owner shall at all times comply with Code Section 401(a)(9) and applicable regulations thereunder.
          With respect to the distributions under the Plan made in calendar years beginning on or after January 1, 2001, the Plan will apply the minimum distribution requirements of Section 401(a)(9) of the Internal Revenue Code in accordance with the regulations under Section 401(a)(9) that were proposed in January 2001, notwithstanding any provision of the Plan to the contrary. This paragraph shall continue in effect until the end of the last calendar year beginning before the effective date of final regulations under Section 401(a)(9) or such other date specified in guidance published by the Internal Revenue Service.

          If a Participant who is not a 5% Owner attains age 70 1/2:
(i)	in a calendar year after 1995 and has not retired by the end of such calendar year, the Plan may provide such Participant with the option to delay commencement of a distribution required under this paragraph (b) until not later than the April 1 following the calendar year in which the Participant retires; or

(ii)	prior to the 1997 calendar year and did not retire before January 1, 1997, the Plan may provide a Participant with the option to cease the minimum required distributions payable pursuant to this paragraph (b) until such time as the Participant retires.
          (c) For the purpose of this Section 14.4, “5% Owner” shall have the meaning set forth in Code Section 416.
          (d) Notwithstanding anything in the Plan to the contrary, if the distribution of the Participant’s Account has commenced as a result of the commencement of minimum required distributions pursuant to paragraph (b) above, and the Participant dies prior to his entire Account being distributed to him, the remaining portion of his Account will be distributed, in accordance with Code Section 401(a)(9) and applicable regulations thereunder, at least as rapidly as under the method of distribution in effect prior to the Participant’s death. If the Participant dies before the distribution of his Account has commenced, his entire interest will be distributed not later than the fifth anniversary of the December 31st immediately following his death.
     14.5. Eligible Rollover Distributions.
          (a) Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under the Plan, a distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.
          (b) The following definitions will apply for purposes of this section:
(i)	Eligible rollover distribution: An eligible rollover distribution is any distribution of all or any portion of the Account of the distributee, except that an eligible rollover distribution does not include: (A) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated Beneficiary; (B) any distribution that is for a specified period of ten years or more; (C) any distribution to the extent such distribution is required under Code Section 401(a)(9); (D) the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); (E) hardship distributions described in Code Section 401(k)(2)(B)(i)(IV) in the amount described in Treasury Regulation 1.401(k)-1(d)(2)(ii); and (F) at the election of the Committee, any other distribution if such distribution and all other distributions during the year are reasonably expected to total less than $200.

(ii)	Eligible retirement plan: An eligible retirement plan is an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an annuity plan described in Code Section 403(a) or a qualified trust described in Code Section 401(a) that accepts the distributee’s eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

(iii)	Distributee: A distributee includes an employee or former employee. In addition, the spouse or surviving spouse of an employee or former employee is a distributee with regard to the interest of the spouse or surviving spouse.

(iv)	Direct Rollover: A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.
Section 15. Loans, Withdrawals, In-Service Distributions and Hardship Distributions.
     15.1. Withdrawals from Voluntary Accounts or Qualified Rollover Accounts. Each Participant may at any time withdraw from his After-Tax Voluntary Account or his Qualified Rollover Account the total amount contributed by him less any amounts previously withdrawn by him or paid to him from said Account, and adjusted by any investment gains and losses on such Account. However, the Committee may adopt reasonable, nondiscriminatory rules to restrict or limit such withdrawals.
     15.2. Hardship Withdrawals from Accounts. Upon the application of a Participant in the event of a financial hardship resulting from the immediate and heavy financial needs of such Participant, the Committee may, in the exercise of its sole discretion, permit the Participant to withdraw any or all of the amounts in his 401(k) Account [excluding income on Section 401(k) Contributions made after December 31, 1988] or his Flex Rollover Account in the form of a lump sum, provided that any amount distributed from the 401(k) Account or the Flex Rollover Account shall not exceed the amount required to meet the immediate financial need created by the hardship and not reasonably available from other resources of the Participant. Further, any hardship withdrawals from the 401(k) Account may be made only if permitted under the rules established under the Code for such hardship withdrawals. The Committee shall make a determination of financial hardship and the amount required for such distribution in accordance with uniform and nondiscriminatory standards which may be based upon standards set in the

Code for 401(k) Account hardship distributions or such other standards as the Committee deems appropriate. Such standards may require a Participant to apply for and, if eligible, receive a loan from the Plan prior to receiving a hardship distribution.
     15.3. In-Service Distributions After Age 59 1/2. Any Participant who has attained age 59 1/2 may elect at any time to withdraw all or any portion of his After-Tax Voluntary Account, his Qualified Voluntary Account, his Flex Rollover Account, his Qualified Rollover Account or his 401(k) Account in the form of a lump sum. The Committee may adopt reasonable, nondiscriminatory rules to restrict or limit such withdrawals.
     15.4. In-Service Distributions After Age 70 1/2. Unless otherwise required to be distributed pursuant to Section 14.4(b) of the Plan, a Participant who attains age 70 1/2 may at any time withdraw all or any portion of his After-Tax Voluntary Account, his Qualified Voluntary Account, his Flex Rollover Account, his Qualified Rollover Account, Regular Employer Account or his 401(k) Account in the form of a lump sum or in the form of installments.
     15.5. Loans.
          (a) Permissibility of Loans. Effective on and after April 1, 2000, a Participant may borrow funds from his After-Tax Voluntary Account, his Qualified Voluntary Account, his Flex Rollover Account, his Qualified Rollover Account or his 401(k) Account pursuant to a loan program established by the fiduciary responsible for the investment of Plan assets and administered by the Committee. Any loan granted under such program will be deemed an investment of the Account of the Participant to whom the loan is made. All loans to Participants from the Plan must comply with the provisions of paragraphs (b) and (c) of this section.
          (b) Code Section 72(p) Limitations. No loan to any Participant can be made to the extent that such loan when added to the outstanding balance of all other loans to the Participant would exceed the lesser of (i) $50,000 reduced by the excess (if any) of the highest outstanding balance of loans during the one-year period ending on the day before the loan is made, over the outstanding balance of loans from the Plan on the date the loan is made; or (ii) one-half the present value of the vested Account of the Participant. For the purpose of the above limitation, all loans from all plans of the Employer and other members of a group of employers described in Code Sections 414(b), 414(c), 414(m) and 414(o) are aggregated. Furthermore, any loan will by its terms require that repayment (principal and interest) be amortized in level payments, not less frequently than quarterly, over a period not extending beyond five years from the date of the loan, unless such loan is used to acquire a dwelling unit which, within a reasonable time (determined at the time the loan is made), will be used as the principal residence of the Participant. An assignment or pledge of any portion of the Participant’s interest in the Plan and a loan, pledge or assignment with respect to any insurance contract purchased under the Plan will be treated as a loan under this section.
          (c) Additional Requirements. All loans made under this Plan will, in accordance with Code Section 4975(d)(1), comply with the following requirements:
(i)	Loans will be made available to Participants or Beneficiaries on a reasonably equivalent basis.

(ii)	Loans will not be made available to “highly-compensated employees” [within the meaning of Code Section 414(q)] in an amount proportionally greater than the amount made available to other Participants.

(iii)	Each Participant will apply for a loan in accordance with procedures approved by the Committee.

(iv)	Loans shall be made in accordance with criteria approved by the Committee.

(v)	Loans will be adequately secured and bear a reasonable interest rate. For this purpose, a Participant’s vested Account will constitute sufficient collateral for a loan, provided that at no time may more than 50% of such vested Account be used as security for all outstanding loans made to the Participant under the Plan, determined immediately after the most recent loan is extended. A reasonable interest rate will be determined for each loan by the Committee based upon prevailing interest rates for similar loans in the surrounding business community in which the Plan is administered.

(vi)	Default on a loan will exist upon the occurrence of any event enumerated as a default in the promissory note or security agreement executed by the Participant or Beneficiary. In the event of default, foreclosure on the note and attachment of the portion of the Account provided as security will occur upon a distributable event under the Plan.
Section 16. Trustee.
     16.1. Establishment of Trust. The Company shall continue to maintain a Trust Agreement with a qualified person or entity providing for the administration of the Trust by the Trustee. The Trust Agreement entered into shall be deemed to form a part of this Plan, and any and all rights or benefits which may accrue to any person under this Plan shall be subject to all of the terms and provisions of the Trust Agreement.
     16.2. Payment of Fees. The Trustee’s fees, investment advisory fees and other expenses of the Trust shall be paid out of the Trust, except for such fees and expenses which the Company or an Employer elects to pay.
Section 17. Committee.
     17.1. Establishment of Committee. The Plan shall be administered by a Committee composed of one or more members who shall be appointed by and shall serve at the pleasure of the Board of Directors of Worthington Industries, Inc. The Committee may act by a majority vote and shall select a chairman and a secretary. The secretary shall keep a record of proceedings of the Committee. Any direction to the Trustee or certification signed by the chairman or by the secretary shall be deemed to be the action of the Committee.
     17.2. Powers of Committee. The Committee shall supervise the maintenance of such accounts and records as shall be necessary or desirable to show the contributions of the Employers, contributions of the Participants, allocation to Participants’ Accounts, payments from Participants’ Accounts, valuations of the Trust Fund and all other transactions pertinent to the Plan. The Committee is authorized to perform functions necessary to administer the Plan, including, without limitation, determine the eligibility and qualification of employees under the Plan, the allocation and vesting of contributions, earnings and losses of the Plan; to interpret and construe the Plan; to decide questions arising out of the administration and operation of the Plan, including determining who is the Beneficiary of a Participant’s Account; to adopt rules, regulations and procedures consistent therewith and to decide all disputes with respect to the rights and obligations of Participants or Beneficiaries in the Plan; and if the Trust Agreement permits, the Committee may direct the Trustee with respect to investment of the assets of the Trust or may employ investment counsel to do so. The Committee shall also have such other authority as provided elsewhere in this Plan or the Trust Agreement. The Committee will have absolute discretion in exercising its powers and carrying out its duties under the Plan.
     17.3. Advice and Delegation. The Committee may employ one or more persons to render advice with regard to any responsibilities it has under the Plan and may designate others to carry out any of its responsibilities.
     17.4. Application for Benefits. The Committee may, at its discretion, permit a Participant or Beneficiary to apply for benefits due such individual as a result of his participation in the Plan in writing, over the phone, through the Internet, or through the use of any electronic means permitted by the Internal Revenue Service and Department of Labor, and to receive all information necessary to complete such application in a similar manner. The Committee may limit the method used by the Participant or Beneficiary to apply for benefits to one or more of the methods described in this section. Notwithstanding the foregoing, a hardship distribution application pursuant to Section 15.2 shall only be made in writing.
Section 18. Amendments.
     The Company, by its Board of Directors or its designee, shall have the right (acting on behalf of all Participating Employers) at any time by an instrument in writing to modify, alter, amend or terminate this Plan in whole or in part; provided, however, that no such change shall in any way affect the vested rights of the employees under this Plan. Except as permitted by Code Section 411(d)(6) and applicable regulations thereunder, no amendment to the Plan will decrease the balance of a Participant’s Account or eliminate any optional form of distributions with respect to benefits attributable to service before the amendment.
Section 19. Distribution upon Termination.
     When and if this Plan is terminated, or upon dissolution or liquidation of the Employer, after the payment of all expenses and after all adjustments of Participants’ Accounts to reflect such expenses, fund profits or losses, income and allocations to date of termination, each Participant shall be entitled to receive the entire balance of his Account. The Committee may, in its discretion, make payment of such amount in cash or in assets of the Trust. Notwithstanding the foregoing, a Participant’s 401(k) Account may not be distributed as a result of the termination of the Plan to the extent the Employer, during the 24-month period beginning 12 months prior to the date of termination, maintains a “successor plan,” within the meaning of Treasury Regulation 1.401(k)-(d)(3).
Section 20. Creditors of Participants.
     Except as provided in Code Section 401(a)(13), assignment, pledge or encumbrance of any character of the benefits under the Plan are not permitted or recognized under any circumstances; and such benefits shall not be subject to claims of creditors, execution, attachment, garnishment or any other legal process. This provision shall not prevent the payment or assignment of all or a portion of a Participant’s Account (a) pursuant to a qualified domestic relations order [as defined in Section 414(b) of the Code]; and the Committee shall adopt procedures for determining whether a domestic relations order is qualified and for payment of Accounts pursuant to such orders; or (b) in payment of a federal tax lien if required by law. The Committee may permit the distribution of a domestic relations order immediately after it determines the order is qualified, notwithstanding the fact that such distribution is made to the alternate payee prior to the Participant attaining his “earliest retirement age,” as such term is defined in Code Section 414(q).
Section 21. Claims Procedure.
     21.1. Filing a Claim for Benefits. A Participant or Beneficiary, or a person acting on behalf of such Participant or Beneficiary, shall make an application for benefits under the Plan. Such request shall be made in the manner permitted by the Committee and shall set forth the basis of such claim and shall also authorize the Committee or its designee to conduct such examinations as may be necessary for the Committee or its designee to determine, in its discretion, the validity of the claim and to take such steps as may be necessary to facilitate the payment of benefits to which the Participant or Beneficiary may be entitled under the terms of the Plan.
          A decision by the Committee or its designee shall be made promptly and not later than 90 days after the Committee’s receipt of the claim for benefits under the Plan, unless special circumstances require an extension of the time for processing; in which case, a decision shall be rendered as soon as possible, but not later than 180 days after the initial receipt of the claim for benefits. If the Participant or Beneficiary does not receive an answer within the time set forth above, he may deem the claim denied and proceed to the review procedures set forth below.
     21.2. Denial of Claim. Whenever a claim for benefits by any Participant or Beneficiary has been denied by the Committee or its designee, in whole or in part, a written notice prepared in a manner calculated to be understood by the Participant or Beneficiary must be provided setting forth:

          (a) the specific reasons for the denial;
          (b) the specific reference to the pertinent Plan provisions on which the denial is based;
          (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
          (d) an explanation of the Plan’s claim review procedure.
     12.3. Remedies Available to Participants or Beneficiaries. Upon denial of his claim by the Committee, a Participant or Beneficiary:
          (a) may request a review by a named fiduciary, which may or may not be the Committee, upon written application to the Plan;
          (b) may review pertinent Plan documents; and
          (c) may submit issues and comments in writing to a named fiduciary.
          A Participant or Beneficiary shall have 60 days after receipt by the claimant of written notification of a denial of a claim to request a review of a denied claim.
          A decision by a named fiduciary shall be made promptly and not later than 60 days after the named fiduciary’s receipt of a request for review, unless special circumstances require an extension of time for processing; in which case, a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review. The decision on review by a named fiduciary shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.
Section 22. Employers and Employer Groups.
     22.1. Adoption of Plan by Employers. Any Related Employer may adopt this Plan and become a party hereto as a Participating Employer on such date and upon such reasonable terms as may be fixed by the Committee and upon the execution of an appropriate written Adoption Agreement between the Committee and the Participating Employer. Any Participating Employer by its Board of Directors or its designee may adopt the Plan for the benefit of all of its employees or it may elect to adopt the Plan only for one or more of its Operating Groups.
     22.2. Individual Employer Treatment. Except to the extent the requirements of Treasury Regulation Section 1.401(a)(4)-2 would not be satisfied, the provisions of this Plan shall be applied as if the Plan were a separate plan for each Employer Group and for purposes of allocating Regular Employer Contributions, only Participants who are employees of that Employer Group shall be entitled to share in the contributions of that Employer Group by other employees of that Employer Group. Each Participating Employer, with the concurrence of the

Committee, shall determine whether such Participating Employer, or any participating Operating Groups of such Participating Employer, shall be treated as an individual Employer or shall be combined with one or more other Participating Employers or Operating Groups as an Employer Group. An Employer Group shall mean those Participating Employers (or those designated Operating Groups) which have elected to be considered an Employer Group for purposes of this Plan.
     22.3. Transfer of Employees. Any Eligible Employee who transfers from the employment of one Participating Employer to another shall not be considered to have terminated his employment, and his service with all participating entities shall continue to the same extent as though he had not be transferred. For the year of the transfer, the transferring employee will be entitled to share in the contributions, if any, to the Plan by both Participating Employers as may be appropriate. Appropriate adjustments and transfers of assets for employees of the respective Employers will be made so that an employee’s Account will be maintained under the Plan of the Employer by which he is employed. The provisions of this paragraph notwithstanding, under no circumstance shall any employee be credited with an allocation from more than one Employer based on the same period of service, and all employees similarly situated will be treated alike.
     22.4. Transfers to Suspended Status. Any Eligible Employee who becomes ineligible for the Plan because of a change in employment status (including a transfer to a Related Employer or Operating Group that has not adopted the Plan) shall become a Suspended Participant. While a Suspended Participant he shall continue to be granted service under the Plan to the extent necessary but shall not share in any Employer contributions (except to the extent of his Compensation earned prior to the date he became ineligible), nor shall he be permitted to make rollover contributions or any Enrollment Designation for 401(k) Contributions. Except as provided in the following sentence, his Accounts shall continue to be adjusted for earnings or losses of the Trust Fund in accordance with Section 8. The Committee may, in its discretion, transfer the Account of a Suspended Participant who became a Suspended Participant as a result of his employment with TWB Company (or any other Affiliate) to the TWB Deferred Profit Sharing Plan (or such other Affiliate’s profit sharing plan).
          If the Employer contributes to a union pension plan for the benefit of any Eligible Employee or if the union has bargained not to be covered by this Plan, from the date of such coverage or bargaining, such employee shall not be eligible to participate in this Plan and shall not be entitled to share in Employer contributions to this Plan (except to the extent of his Compensation earned prior to the date he became ineligible).
Section 23. Miscellaneous.
     23.1. Right to Terminate. The right of the Employer to terminate the employment of any of their employees shall not in any way be affected by the employees’ participation in this Plan.
     23.2. Merger, etc. In case of any merger or consolidation with, or transfer of assets or liabilities to, any other Plan, each Participant in the Plan must (if this Plan then terminated) be eligible to receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan then terminated).
     23.3. Named Fiduciaries. The named fiduciaries of this Plan shall be the Committee and the Company.
     23.4. Limitation on Reversion of Contributions. Except as provided in paragraphs (a) through (b) below, all contributions made under the Plan shall be held for the exclusive benefit of Participants and their Beneficiaries and may not revert to the Employer.
          (a) In the case of a contribution made by the Employer based upon a mistake of fact, such contribution may be returned to the Employer within one year after it was contributed to the Plan.
          (b) In the case of a contribution conditioned upon its deductibility under Code Section 404, to the extent the deduction is disallowed, the amount disallowed may be returned to the Employer within one year after the disallowance.
     23.5. Other. Wherever used in this Plan the masculine pronoun refers to both men and women.
          Notice of the existence and provisions of the Plan and of any amendment thereto shall be communicated to those entitled to notice thereof.
     23.6. Direct Transfers. The Committee may elect to accept direct or indirect transfers [within the meaning of Code Section 401(a)(11)] from another qualified plan. Transfers may be allocated to a separate account established by the Committee. To the extent required by Code Section 411(d)(6), the Plan shall preserve the forms of benefits relating to that portion of a Participant’s Account acquired in a direct or indirect transfer and shall specify such forms as an amendment or attachment to the Plan. A Participant’s administrative elections, including beneficiary designations and salary deferral elections made while a participant in the transferor plan, shall be deemed by the Committee to be made under the Plan and shall continue to remain in effect unless modified by the Participant.
     23.7. Uniform Services Employment and Reemployment Rights Act. Effective as of December 12, 1994, notwithstanding any provisions of this Plan to the contrary, contributions, benefits and years of service with respect to qualified military service will be provided in accordance with Code Section 414(u).
     23.8. Qualified Transportation Fringe Compensation. To the extent that any provision of the Plan directly or indirectly references the definition of “compensation” set forth in either Section 415(c)(3) or Section 414(s)(2) of the Code, and such provision provides that certain deferred compensation pursuant to Section 415(c)(3)(D) of the Code or Section 414(s)(2) of the Code will be included in the definition of “compensation”, then effective for Plan Years or Limitation Years beginning on and after January 1, 2001, the amount of compensation determined pursuant to such provision will include elective amounts that are not includible in the gross income of the Participant by reason of Section 132(f)(4) of the Code. To the extent that the definition of “compensation”

which is used for the purpose of determining a Participant’s allocation under the Plan includes in such definition certain deferred compensation described in either Section 414(s)(2) or 415(c)(3)(D) of the Code, effective for Plan Years beginning on and after January 1, 2001, the amount of compensation determined pursuant to such provision will include elective amounts that are not includible in the gross income of the Participant by reason of Section 132(f)(4) of the Code.
     23.9. Mistakes or Misstatements. In the event of a mistake or a misstatement as to any item of such information as is furnished pursuant to the terms of the Plan, which has an effect on the amount of benefits to be paid under the Plan, or in the event of a mistake or misstatement as to the amount of payments to be made to a person entitled to receive a benefit under the Plan, the Committee shall cause such amounts to be withheld or accelerated, as shall in its judgment accord to such person the payment to which he is properly entitled under the Plan.
Section 24. Top-Heavy Plan Contingencies.
     24.1. Definitions. If, for any Plan Year, the Plan is a Top-Heavy Plan, the provisions of Section 24.3 will be applicable.
          (a) Key Employee: Any employee or former employee (and the Beneficiaries of such employee) who at any time during the determination period was (i) an officer of the Employer if such individual’s annual compensation exceeds 50% of the dollar limitation under Code Section 415(b)(1)(A); (ii) an owner (or considered an owner under Code Section 318) of one of the ten largest interests in the Employer if such individual’s annual compensation exceeds the dollar limitation under Code Section 415(c)(1)(A); (iii) a 5% Owner of the Employer; or (iv) a 1% owner of the Employer who has annual compensation of more than $150,000. For purposes of this section, “annual compensation” means compensation as defined in Code Section 415(c)(3), but including amounts contributed by the Employer pursuant to a salary reduction agreement that are excludable from the employee’s gross income under Code Section 125, 402(a)(8), 402(h) or 403(b). The determination period is the Plan Year containing the Determination Date and the four preceding Plan Years. The determination of who is a Key Employee will be made in accordance with Code Section 416(i)(1) and the regulations thereunder.
          (b) Non-Key Employee: Any employee or former employee of the Employer who is not a Key Employee. The Beneficiary of a Non-Key Employee will be treated as a Non-Key Employee, and the Beneficiary of a former Non-Key Employee will be treated as a former Non-Key Employee.
          (c) Determination Date: For any Plan Year subsequent to the first Plan Year, the last day of the preceding Plan Year. For the first Plan Year, the last day of such Plan Year.
          (d) Permissive Aggregation Group: The Required Aggregation Group of plans plus any other plan or plans of the Employer which, when considered as a group with the Required Aggregation Group, would continue to satisfy the requirements of Code Sections 401(a)(4) and 410.

          (e) Required Aggregation Group: (i) Each qualified plan of the Employer in which at least one Key Employee participates or participated at any time during the Plan Year containing the Determination Date and the four preceding Plan Years (regardless of whether the Plan has terminated); and (ii) any other qualified plan of the Employer which enables a plan described in (i) to meet the requirements of Code Section 401(a)(4) or 410.
          (f) Top-Heavy Plan: The Plan, if in any Plan Year it is top heavy as set forth in Section 24.2.
          (g) Valuation Date: The date selected by the Committee for valuing the Plan for the purpose of this section.
     24.2. Top-Heavy Status. This Plan, and any other plans aggregated with it, will become top heavy pursuant to this Section 24.2, as of the Determination Date, if the present value of accrued benefits of Key Employees is more than 60% of the sum of the present value of accrued benefits of all employees. In the case of more than one plan that is to be aggregated with this Plan, the present value of the accrued benefits of employees in such plan is first determined separately for each plan as of each plan’s Determination Date. The plans will then be aggregated by adding the results of each plan as of the Determination Dates for such plans that fall within the same calendar year. The combined results will indicate whether the plans are top heavy. For the purpose of determining the present value of the accrued benefits of an employee (a) the present value of accrued benefits of the employee will be increased by the aggregate distributions made with respect to such employee during the five-year period ending on the Determination Date; (b) the accrued benefits of former Key Employees will not be taken into account; and (c) the accrued benefits of employees who have not performed services at any time during the five-year period ending on the Determination Date for the Employer maintaining the Plan will not be taken into account.
          Notwithstanding the foregoing, if this Plan is aggregated for top-heavy purposes with a defined benefit plan, present value of accrued benefits will be made for this Plan and for such other plan by using the interest rate and mortality assumptions contained in such other plan. If a Required or Permissive Aggregation Group includes two or more defined benefit plans (a) the same actuarial assumptions must be used with respect to all such plans and must be specified in such plans; and (b) the accrued benefits of Non-Key Employees will be determined under a uniform accrual method or, where there is no such method, as if such benefit accrued not more rapidly than the slowest rate of accrual permitted under the fractional rule of Code Section 411(b)(1)(C).
          The present value of accrued benefits as of the Determination Date for any applicable employee or former employee is the sum of (a) the applicable employee’s Account as of the most recent Valuation Date occurring within a 12-month period ending on the Determination Date; (b) an adjustment for contributions due as of the Determination Date; and (c) the aggregate distributions made with respect to such individual under the Plan during the five-year period ending on the Determination Date. For a profit sharing plan, the adjustment in (b) is generally the amount of contributions actually made after the Valuation Date but on or before the Determination Date.

          In determining whether the Plan is top heavy, it must be aggregated with each plan included in the Required Aggregation Group. In addition, the Employer may aggregate plans included in the Permissive Aggregation Group.
     24.3. Minimum Contributions. For each Plan Year in which the Plan is top heavy, each Participant who is a Non-Key Employee and who is employed on the last day of the Plan Year (including Participants who did not complete 1,000 Hours of Service in the Plan Year) is required to receive an annual allocation of contributions (disregarding Social Security benefits) equal to at least 3% of his Compensation; provided that, if the largest percentage of Compensation allocated to a Key Employee for a Plan Year is less than 3%, that largest percentage will be substituted for 3%. Such amount will be known as the “top-heavy minimum contribution.” For any year in which the Employer maintains a defined benefit plan in addition to this Plan, the requirements of this paragraph will be satisfied for all Non-Key Employees who participate in both plans by providing each Non-Key Employee with the 2% minimum annual benefit provided under the top-heavy provisions of the defined benefit plan. For any year in which the Employer maintains another defined contribution plan in addition to this Plan, the minimum benefit described in this paragraph may be provided for Non-Key Employees who participate in both plans by such other defined contribution plan or this Plan, as elected by the Committee.
          For any Plan Year in which this Plan is required to provide the top-heavy minimum contribution, the Employer will contribute to the Account of each Non-Key Employee required to receive an allocation pursuant to the previous paragraph an amount equal to the difference between the amount necessary to provide such Non-Key Employee with the top-heavy minimum contribution for such year and the amount previously allocated to such Non-Key Employee’s Account for such year. Contributions made to a Non-Key Employee’s Account that are “elective deferrals,” as such term is defined in Code Section 402(g)(3)(A), will not be used to satisfy the top-heavy minimum contribution.
Section 25. Definitions.
     “Account” shall mean the Account or Accounts maintained for Participants in accordance with the provisions of Section 7 hereof and shall include, as appropriate, a Regular Employer Contribution Account for amounts arising from Regular Employer Contributions, an After-Tax Voluntary Account for amounts arising from After-Tax Voluntary Contributions, a Qualified Voluntary Account for amounts arising from Qualified Voluntary Contributions, a Qualified Rollover Account for amounts arising from Qualified Rollover Contributions from other qualified plans, a Flex Rollover Account for amounts arising from Flex Rollover Contributions from the Company’s Flexible Benefit Plan, a 401(k) Account for amounts arising from 401(k) Contributions and any other account that, in the opinion of the Committee, is necessary for the administration of the Plan.
     “Active Participant” shall mean any Eligible Employee who has become a Participant and who has not terminated his employment or become a retired, disabled, deceased or Suspended Participant.

     “Adoption Agreement” shall mean the written understanding signed by an Employer by which it adopts and agrees to be part of the Plan for itself or any of its Operating Groups.
     “Affiliate” shall mean any other Employer which, together with the Company, is a member of: (a) a controlled group of corporations or of a commonly controlled trade or business, as defined in Code Sections 414(b) and (c), and for the purpose of Section 9.1(b), as modified by Code Section 415(h); (b) an affiliated service group as defined in Code Section 414(m); or (c) any other organization described in Code Section 414(o).
     “After-Tax Voluntary Account” shall mean the Account to which a Participant’s After-Tax Voluntary Contributions are allocated.
     “After-Tax Voluntary Contribution” shall mean after-tax contributions to the Plan made by a Participant pursuant to Section 4.
     “Allocated Vested Employer Contributions” shall mean the contributions made to the Plan pursuant to Section 9.5.
     “Annual Additions” means the sum of the following amounts for a Limitation Year:
          (a) Regular Employer Contributions, Section 401(k) Contributions and Flex Rollover Contributions allocated to a Participant’s Account pursuant to Sections 2, 3, 4 and 5;
          (b) amounts allocated after March 31, 1984 to an individual medical account, as defined in Code Section 415(l)(2), which is part of a pension or annuity plan maintained by the Employer;
          (c) amounts derived from contributions paid or accrued after December 31, 1985 in taxable years ending after such date which are attributable to postretirement medical benefits allocated to the separate Account of a “key employee” [as defined in Section 416(i) of the Code] under a welfare benefit fund [as defined in Section 419(e) of the Code] maintained by the Employer. The amounts described under this paragraph (c) will not be subject to the 25% of compensation limit provided in Section 9.1;
          (d) amounts consisting of employer contributions, employee after-tax contributions or forfeitures allocated to any other defined contribution plan or simplified employee pension (other than a salary reduction simplified employee pension) of the Employer or an Affiliate to which the Participant is or was a participant.
     In determining (a) above, any excess amount determined in accordance with Section 9.1 that is applied to reduce Regular Employer Contributions in a Limitation Year will be considered an Annual Addition for the year in which such contribution is applied.
     The amounts described in (a) and (d) above will include amounts treated as “excess deferrals” within the meaning of Treasury Regulation 1.402(g)-1(e)(1)(iii) [unless distributed in accordance with Treasury Regulation 1.402(g)-1(e)(2) or (3)], “excess contributions” within the meaning of Treasury Regulation 1.401(k)-1(g)(7) or “excess aggregate contributions” within the meaning of Treasury Regulation 1.401(m)-1(f)(8) for a Limitation Year.
     “Beneficiary” shall mean the individual, individuals, trust or other person or entity designated by the Participant under the terms of Section 11, or determined in accordance with Section 11, to receive the death benefit payable under the Plan.
     “Code” shall mean the Internal Revenue Code of 1986, as may be amended from time to time, and corresponding provisions of future federal internal revenue codes and, where applicable, the regulations issued thereunder.
     “Committee” shall mean the Committee set forth in Section 17 of this Plan.
     “Company” shall mean Worthington Industries, Inc.
     “Compensation” shall, effective for Plan Years commencing on and after January 1, 1997 include wages for the Plan Year paid to the Participant by the Employer, as defined in Code Section 3401(a), for the purposes of income tax withholding at the source plus all other payments of compensation which the Employer is required to report on Form W-2. Compensation will be determined without regard to (a) any reduction in compensation resulting from participation in a Section 401(k) cash or deferred arrangement or any arrangement pursuant to Section 125, Section 402(h), Section 403(b), Section 414(h)(2) or Section 457 of the Code, and for Plan Years commencing on and after January 1, 2001 — Section 132(f)(4) of the Code; and (b) any rules that limit remuneration included in wages based on the nature or location of employment or services performed, provided Compensation paid by the Employer during any Plan Year in excess of the limit set forth in Code Section 401(a)(17)(A), as adjusted by Code Section 401(a)(17)(B), will be excluded.
     For purposes of a Participant’s first Plan Year of eligibility, only Compensation paid to the Participant while an employee and after the Entry Date on which he begins to participate in the Plan will be considered for purposes of determining contributions to the Plan.
     “Continuous Year of Service” shall mean any 12-month period of continuous employment of a Participant, measuring from his employment commencement date or any anniversary thereof, determined in accordance with procedures established by the Committee. Continuous Years of Service shall be used for purposes of determining a Participant’s eligibility for retirement and shall include periods of contiguous service while an ineligible employee.
     “Eligible Employee” shall mean any person who is an employee of the Employer, excluding (a) any employee covered by a collective bargaining agreement that does not provide for coverage under the Plan; and (b) any employee of an Operating Group as to which an Employer has not elected for coverage under the Plan pursuant to an Adoption Agreement. If an individual who is not classified as a common law employee is determined by a court of law or governmental agency to be a common law employee of the Employer, such employee will remain excluded from participation in the Plan unless the Plan is amended to specifically provide for such employee’s inclusion.

     “Eligibility Computation Period” is defined within the definition of “Year of Eligibility Service.”
     “Employer” shall mean the Company and any Related Employer that has adopted this Plan. The term “Employer” shall mean Employer individually or all Employers collectively or an Employer Group as the context requires.
     “Employer Group” shall have the meaning provided in Section 22.2 of the Plan.
     “Employment Commencement Date” shall mean the date on which the employee first performs an Hour of Service for an Employer or an Affiliate.
     “Enrollment Designation” shall mean an agreement, on a form or method prescribed by the Committee between a Participant and his Employer providing for reduction of the Participant’s Compensation and the making of 401(k) Contributions to the Plan on behalf of such Participant.
     “Entry Date” shall mean each March 1, June 1, September 1 or December 1.
     “Fiscal Quarter” shall mean a three-month period ending the last day of February, May, August or November.
     “Flex Rollover Account” shall mean the account into which Flex Rollover Contributions are allocated.
     “Flex Rollover Contributions” shall mean those contributions set forth in Section 5 of the Plan.
     “401(k) Account” shall mean the Account to which 401(k) Contributions are credited.
     “401(k) Contributions” shall mean the contributions made for the benefit of Participants pursuant to Section 3 hereof.
     “401(k) Participant” shall mean a Participant who is eligible to make an Enrollment Designation to elect 401(k) Contributions.
     “Full Active Participant” shall have the meaning as set forth in Section 1.1.
     “Highly-Compensated Employee” means, beginning on and after January 1, 1997, any employee of the Employer who: (a) is a “5% Owner,” as such term is defined by Code Section 414(q)(3) and applicable regulations thereunder, at any time during the current Plan Year or preceding Plan Year; or (b) received “compensation,” as such term is defined by Code Section 414(q)(7) and applicable regulations thereunder in excess of $80,000 (as adjusted) for the preceding Plan Year.

     “Hour of Service” shall mean an hour calculated as follows:
          (a) An employee shall receive an Hour of Service for each hour for which he is paid, or entitled to payment, for the performance of duties for the Employer. These hours shall be credited to the computation period in which the duties are performed.
          (b) An employee shall receive an Hour of Service for each hour for which he is paid, or entitled to payment, by the Employer on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence. No more than 501 Hours of Service shall be credited under this paragraph for any single continuous period (whether or not such period occurs in a single computation period). Hours under this paragraph and paragraph (c) shall be calculated and credited pursuant to Section 2530.200b-2 of the Department of Labor Regulations which is incorporated herein by reference.
          (c) An employee shall receive an Hour of Service for each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer. The same Hours of Service shall not be credited both under paragraph (a) or paragraph (b), as the case may be, and under this paragraph (c). These hours shall be credited to the employee for the computation period to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made.
          (d) Employees not compensated on an hourly basis shall be credited with the number of Hours of Service for eligibility purposes in accordance with the following table.

If his normal	He shall be
payroll period is:	credited with:

Weekly	45 Hours of Service
Bi-Weekly	90 Hours of Service
Semi-Monthly	95 Hours of Service
Monthly	190 Hours of Service
     If any payroll period extends beyond one computation period, all Hours of Service for such payroll period shall be credited to the computation period in which such payroll period ends.
     “Inactive Participant” shall mean a Participant whose employment terminated and who is entitled to, but has not yet commenced to, receive benefits in accordance with the provisions of Sections 13 and 14.
     “Limitation Year” shall mean the Plan Year.
     “Non-Highly-Compensated Employee” shall mean an employee who is not a Highly-Compensated Employee.
     “Normal Retirement Age” shall mean age 65.

     “Normal Retirement Date” shall mean the date on which a Participant becomes eligible to receive retirement benefits, other than disability retirement benefits, under prevailing regulations of the Social Security Act; provided, however, that in no event shall the Normal Retirement Date of a Participant be later than the date that such Participant attains age 65.
     “One-Year Break in Service” shall mean an Eligibility Computation Period during which the Participant does not complete more than 500 Hours of Service.
     “Operating Group” shall mean a designated identifiable group of employees or a designated division, location or operation of an Employer.
     “Participant” shall include any employee who has met all the requirements of the Plan and shall include an Active Participant, an Inactive Participant, a retired Participant, a disabled Participant, a deceased Participant or a Suspended Participant.
     “Participating Employer” shall mean an Employer that has become a party to the Plan by executing an appropriate Adoption Agreement.
     “Plan Year” shall mean the fiscal year of the Plan which ends December 31.
     “Qualified Participants” shall mean those Participants who are entitled to receive an allocation of Regular Employer Contributions pursuant to Section 8.1.
     “Qualified Rollover Account” shall mean the Account to which Qualified Rollover Contributions are allocated.
     “Qualified Rollover Contributions” shall mean those contributions made by a Participant through rollovers (directly or indirectly) from other qualified plans as provided in Section 6.
     “Qualified Voluntary Account” shall mean the Account into which Qualified Voluntary Contributions are allocated.
     “Qualified Voluntary Contributions” shall mean those voluntary contributions made by Participants for periods prior to January 1, 1987 which qualify for tax deductions.
     “Regular Employer Contribution” shall mean contributions to the Plan made pursuant to Section 2 hereof.
     “Regular Employer Contribution Account” shall mean the Account established pursuant to Section 7 of the Plan to hold the Regular Employer Contributions allocated to Participants.
     “Related Employer” shall mean the Company, an Affiliate thereof or any joint venture in which the Company or an Affiliate owns not less than 50%.

     “Suspended Participant” shall mean a previously active Participant who is still working for an Employer (or a related company or operating division) which has not adopted the Plan and who has not incurred a One-Year Break in Service.
     “Trust” or “Trust Fund” shall mean the amounts held by the Trustee of the Plan.
     “Trustee” shall mean the entity appointed by the Company to hold the Trust.
     “Unit Credit” is defined in Section 8.1.
     “Year of Eligibility Service” shall mean an Eligibility Computation Period during which the employee has completed at least 1,000 Hours of Service as an employee of the Employer. The Eligibility Computation Period for each employee shall be the 12-month period beginning on the employee’s Employment Commencement Date or the annual anniversary thereof. The employee will not be credited with the Year of Eligibility Service until the end of the Eligibility Computation Period in which at least 1,000 Hours of Service are completed.

Appendix A
9.3A Maximum After-Tax Contributions for Highly-Compensated Employees.
     This Section 9.3A is effective for Plan Years commencing on and after January 1, 1997 and ending on the last day of the 1999 Plan Year.
          (a) The contribution percentage for eligible Highly-Compensated Employees will not exceed the greater of:
(i)	125% of the contribution percentage for eligible Non-Highly-Compensated Employees; or

(ii)	the lesser of (A) 200% of the contribution percentage for eligible Non-Highly-Compensated Employees; or (B) the contribution percentage for eligible Non-Highly-Compensated Employees plus two percentage points.
          (b) For purposes of this section, the “contribution percentage” for eligible Highly-Compensated Employees and eligible Non-Highly-Compensated Employees is the average of the ratios (calculated separately for each person in either the Highly or Non-Highly-Compensated Employee group) of (i) (A) the After-Tax Voluntary Contributions paid under the Plan on behalf of each such employee for the applicable Plan Year and (B) the Allocated Fully Vested Employer Contribution allocated to the Accounts of each such employee (as determined under Section 9.5 hereof) for such Plan Year to (ii) the Employee’s Testing Compensation for the portion of the Plan Year in which the employee was a Participant. For the purpose of this paragraph, “Testing Compensation” shall mean any reasonable definition of Compensation that satisfies the requirements of Code Section 414(s), applicable regulations thereunder and Treasury Regulation 1.401(k)-1(g)(2), including the amounts described in Section 414(s)(2).
          (c) In determining whether the Plan satisfies the contribution percentage test set forth in paragraph (b) above, all After-Tax Contributions that are made under two or more plans that are aggregated for purposes of Code Sections 401(a)(4) or 410(b), other than Code Section 410(b)(2)(A)(ii), are to be treated as made under a single plan; and if two or more plans are permissively aggregated for purposes of Code Section 401(m), the aggregated plans must also satisfy Code Sections 401(a)(4) and 410(b) as though they were a single plan. The contribution percentage of a Highly-Compensated Employee will be determined (using all Plan Years ending with or within the same calendar year) by treating all plans subject to Code Section 401(m) under which the Highly-Compensated Employee is eligible as a single plan.
          (d) For the purpose of this section, an employee will be treated as either an eligible Highly-Compensated Employee or an Eligible Non-Highly-Compensated Employee for a Plan Year if such person was eligible to make After-Tax Contributions to the Plan for the Plan Year.

          (e) The Plan will not be treated as failing to meet the requirements of this section for any Plan Year if, before the close of the following Plan Year (and if practical, to avoid certain excise taxes, before the close of the first 2 1/2 months of the following Plan Year), the amount of the excess aggregate contributions for such Plan Year and any income allocable to such contributions is forfeited and used to reduce subsequent contributions by the Employer, if forfeitable, or distributed; if not forfeitable, not later than the last day of the Plan Year following the Plan Year in which such excess aggregate contribution relates. For this purpose, “income” will mean the sum of the allocable gain or loss on such contributions for the Plan Year of the Participant. The allocable gain or loss will be calculated under one of the methods set forth in Treasury Regulation 1.401(m)-1(e)(3)(ii)(B) or (C).
          (f) Any distribution of the excess aggregate contributions for any Plan Year will be made to Highly-Compensated Employees determined on the basis of the amount contributed by or on behalf of each Highly-Compensated Employee beginning with the Highly-Compensated Employee with the highest dollar amount, and continuing until such excess is distributed. For purposes of this section, the term “excess aggregate contributions” will mean, with respect to a Plan Year, the excess of (i) the aggregate amount of the After-Tax Contributions actually made on behalf of Highly-Compensated Employees for such Plan Year over (ii) the maximum amount of such contributions permitted under the contribution percentage requirement described in (a) above, determined by mathematically reducing contributions made on behalf of Highly-Compensated Employees in order of the contribution percentage beginning with the highest of such percentage.
          (g) If the After-Tax Contributions, 401(k) Contributions, and Fully Vested Employer Contributions for a Plan Year would result in the multiple use of the alternative limitation [as defined in Section 401(m) of the Code and the regulations thereunder which are hereby incorporated by reference], the After-Tax Contributions of Highly-Compensated Employees will be distributed (or, if forfeitable under the Plan, forfeited) to all Highly-Compensated Employees who are subject to the reduction in order that the multiple use test will be met.

     IN WITNESS WHEREOF, the undersigned has caused this Plan to be executed, effective as set forth above, by its duly authorized officer this 31st day of December, 2001.

WORTHINGTON INDUSTRIES, INC.
By:	/s/ John S. Christie
Its: /s/ President & COO